UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 11, 2021

VELODYNE LIDAR, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38703	83-1138508
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5521 Hellyer Avenue
San Jose, California	95138
(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code: (669) 275-2251

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock, $0.0001 par value	VLDR	The Nasdaq Stock Market LLC
Warrants, each exercisable for three-quarters of one share of common stock	VLDRW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

This Current Report on Form 8-K is being filed to report the appointment of a new director, Deborah Hersman, and a new Chief Operating Officer, Jim Barnhart.

(b)

On March 11, 2021, Velodyne Lidar, Inc. (the “Company”) determined to transition Thomas Tewell as Chief Operating Officer of Velodyne Lidar, Inc. (the “Company”). On March 14, 2021, Mr. Tewell resigned from the Company, effective immediately.

Also on March 11, 2021, the Company appointed Jim Barnhart as Chief Operating Officer, effective March 15, 2021. Prior to his appointment as Chief Operating Officer, Mr. Barnhart served as Senior Vice President of Operations at Nanometrics Incorporated, a provider of process control metrology and inspection systems used primarily in the fabrication of semiconductors and other solid-state devices, from March 2018 until March 2021. From 2010 to March 2018, Mr. Barnhart served as Senior Vice President, Global Operations at Cymer LLC, a subsidiary of ASML Holding NV, a supplier of equipment for semiconductor companies. Mr. Barnhart also held various operational leadership roles with Areva Solar, Johnson & Johnson Pharmaceutical Research & Development, L.L.C. and Applied Materials, Inc. Mr. Barnhart holds an MBA from the Walter A. Haas School of Business at the University of California, Berkeley and a B.S. in electrical engineering from Washington State University’s College of Engineering.

In connection with his appointment, the Company entered into an employment agreement with Mr. Barnhart. As compensation for his services as Chief Operating Officer of the Company, Mr. Barnhart will receive: (1) a salary of $365,000 per annum; (2) an award of Restricted Stock Units (“RSUs”) under the Company’s 2020 Equity Incentive Plan, having a value of $3,000,000, which RSUs will be subject to vesting in installments over a four-year period, so long as Mr. Barnhart remains employed by the Company; and (3) eligibility, also subject to Mr. Barnhart’s continued employment with the Company, to participate in the Company’s annual bonus plan, with a target bonus equal to 80% of his annual base salary, which shall be based on Mr. Barnhart’s individual objectives established by the Company. He will also be entitled to participate in the Company’s other compensation and benefit programs that are available to its employees generally.

(d)

On March 15, 2021, the board of directors of the Company (the “Board”) appointed Deborah Hersman to serve as a member of the Board as a Class III Director, whose term will expire at the 2023 annual meeting of stockholders.

There are no disclosable family relationships as required by Item 401(d) of Regulation S-K between Ms. Hersman and the Company or its control persons, and there are no disclosable related person transactions between the Company and Ms. Hersman as required by Item 404(a) of Regulation S-K.

In connection with her appointment, Ms. Hersman entered into the Company’s standard form of indemnification agreement. Ms. Hersman will receive the Company’s standard non-employee director compensation, which consists of an initial grant of $150,000 of restricted stock units (“RSUs”) and an automatic annual grant of $150,000 of RSUs (measured based on the average closing price of the Company’s common stock for the 30 days immediately prior to the annual meeting of stockholders) to non-employee directors serving on the Board immediately after the annual meeting of stockholders, which restricted stock units will vest in full at the following annual meeting of stockholders. In addition, non-employee Board members receive annual cash compensation of $45,000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VELODYNE LIDAR, INC.

DATE: March 17, 2021	By:	/s/ Michael Vella
Michael Vella
General Counsel